Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports First-Quarter 2011 Financial Results

Conference Call to Be Held 9:00 a.m. ET, May 12

Goshen, Ind.—May 11, 2011—Supreme Industries, Inc. (NYSE Amex: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, and armored vehicles, today announced financial results for its first quarter ended April 2, 2011.

First-quarter 2011 consolidated net sales were $68.4 million, an increase of approximately 49% over the $46 million in net sales in the same period a year ago. Gross profit was $6.5 million, or 9.5% of net sales, up by approximately 71% from last year’s $3.8 million or 8.4%. Selling, general and administrative expenses were $7.3 million for the first quarter of 2011. At 10.7% of sales, these expenses were lower than the 12.1% recorded for the same period in 2010. Interest expense was also lower, at $0.3 million compared to $0.5 million in first quarter 2010.

For the quarter, the Company experienced an operating loss from continuing operations of $0.7 million, versus a $1.5 million loss in the first quarter of 2010. The Company reported a net loss from continuing operations of $1 million or $0.07 per share, in the first quarter of 2011, compared to the loss from continuing operations of $2 million or $0.14 per share in the same quarter of 2010.

The sales order backlog continued to grow during the first quarter and totaled a record $133 million at quarter end compared with $68 million a year ago. Major fleet customers have returned to the market and Supreme was awarded a larger share of their business.

Supreme President and Chief Executive Officer Kim Korth said: “As our business has experienced dramatic growth from the depths of the recession, we have been very focused on successfully managing that ramp-up and driving improvements throughout our operations. By managing to metrics and sharing best practices across our manufacturing facilities, we are working to improve bottom-line financial performance while we deliver customers the high-value, high-quality products that they have come to expect from Supreme.”

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Supreme was in compliance with its minimum EBITDA and its Tangible Net Worth financial covenants under its senior bank loan agreement.  Borrowings were $25.1 million as of April 2, 2011 versus $25.5 million on December 25, 2010.

“We believe that the truck market will remain strong as we finish out this years fleet run and we concentrate our energies on our retail truck business in the second half of the year. While the bus market is likely to experience some softening in 2012 due to the financial stress of many local and state governments, we are using this slowdown to expand our efforts with niche private sector customers.  We are also encouraged by the continued growth opportunities in our Armored/Specialty Vehicles business. Supreme is positioning itself to improve its competitive position in all of its key markets and to establish consistent performance at an efficiency that rewards the Company, our employees, and stakeholders,” Korth concluded. “We look forward to continuing to make advancements in our results.”

A live webcast of Supreme Industries’ earnings conference call can be heard tomorrow at 9:00 a.m. Eastern Time at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

To be added to Supreme Industries’ e-mail distribution list, please click on the link below:

http://www.clearperspectivegroup.com/clearsite/sts/emailoptin.html.

About Supreme Industries

Supreme Industries, Inc. (NYSE Amex: STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures special-purpose “shuttle-type” buses, armored vehicles and homeland response vehicles. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

CONTACT:

Supreme Industries, Inc.
Kim Korth, 574-642-4888 Ext. 346
President and Chief Executive Officer

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Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	April 2, 2011	March 27, 2010
Net sales	$68,399,974	$46,042,270
Cost of sales	61,876,822	42,195,969
Gross profit	6,523,152	3,846,301

Selling, general and administrative expenses	7,311,407	5,560,620
Other income	(60,753)	(188,363)
Operating loss	(727,502)	(1,525,956)

Interest expense	279,858	493,772
Loss from continuing operations before income taxes	(1,007,360)	(2,019,728)

Income taxes	—	—
Loss from continuing operations	(1,007,360)	(2,019,728)

Discontinued operations
Operating loss of discontinued Oregon operations	(357,139)	(393,884)
Operating income of discontinued motorhome operations	—	5,204
Net loss	$(1,364,499)	$(2,408,408)
Loss per share:
Loss from continuing operations, net of tax	$(0.07)	$(0.14)
Loss from discontinued operations, net of tax.	(0.03)	(0.03)
Net loss	$(0.10)	$(0.17)
Shares used in the computation of loss per share:
Basic	14,360,917	14,256,540
Diluted	14,360,917	14,256,540

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	April 2, 2011	Dec. 25, 2010
	(Unaudited)	(Audited)
Assets
Current assets	$95,441,341	$68,443,939
Property, plant and equipment, net	32,595,633	33,054,891
Other assets	36,438	38,624
Total assets	$128,073,412	$101,537,454
Liabilities
Current liabilities	$76,585,949	$48,833,930
Long-term debt	754,525	770,847
Total liabilities	77,340,474	49,604,777
Total stockholders’ equity	50,732,938	51,932,677
Total liabilities and stockholders’ equity	$128,073,412	$101,537,454